EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
NN, Inc.

We consent to the incorporation by reference in the registration statements (No. 33-87572, No. 333-50934, No. 333-69588) on Form S-8 and the registration statement (No. 333-1000119) on Form S-3 of our report dated February 24, 2003 with respect to the consolidatd statements of income and comprehensive income, consolidated statements of changes in stockholders' equity, and consolidated statements of cash flows of NN, Inc. for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of NN, Inc. and Subsidiaries. Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in 2002.



/s/ KPMG LLP
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Charlotte, North Carolina
March 14, 2005